Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Hank Nicodemus (713) 529-0900

EQUUS II INCORPORATED ANNOUNCES

SECOND QUARTER NET ASSET VALUE

HOUSTON, TX – August 10, 2004 – Equus II Incorporated (NYSE: EQS) reports net assets as of June 30, 2004, of $70.5 million, equivalent to $10.78 per share. Comparative data is summarized below:

	6/30/04	3/31/04	12/31/03	6/30/03
Net assets	$70,528,424	$69,717,748	$71,538,554	$76,951,198
Shares outstanding	6,541,068	6,615,173	6,615,173	6,233,021
Net assets per share	$10.78	$10.54	$10.81	$12.35

Net assets increased in the aggregate during the quarter by approximately $811,000, after a $574,000 reduction for repurchased stock. The majority of this increase related to realized gains on sales and increases in the Fund’s valuations of Spectrum Management and Sovereign Business Forms. Spectrum provides security devices to financial institutions. Sovereign is a manufacturer of wholesale business forms, with operations in six states.

After the sales of Strategic Holdings, Inc. in April and Alenco Holding Corporation in May, the Fund has retired all its debt and has almost $20 million in cash. As of June 30, 2004, the Fund repurchased 74,105 shares of its common stock for approximately $574,000 under its stock repurchase plan announced in May. Subsequent to June 30, over 126,000 additional shares have been repurchased for approximately $985,000.

Sam P. Douglass, Chairman and CEO commented, “With our positive liquidity position and access to the line of credit, we look forward to evaluating new investment opportunities which fit our patient and disciplined criteria of competent management, substantial market share together with a history of profitability and positive cash flow.”

Equus II is a business development company and seeks to generate current distributions of net investment income and long-term capital gains by making equity-oriented investments in small to medium-sized privately owned companies. The current portfolio consists of investments in 14 businesses in various industries and 2 venture capital firms. Information on Equus II Incorporated and other Equus entities may be obtained on the Internet. Our home page address is www.equuscap.com.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: This press release contains certain forward-looking statements which involve known and unknown risks, uncertainties or other factors not under the Company’s control which may cause the actual results, performance or achievement of the Company to be materially different from the results, performance or other expectations implied by these forward-looking statements. These factors include, but are not limited to, those disclosed in the Company’s periodic filings with the Securities and Exchange Commission.

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